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                                                                    EXHIBIT 23.8

                CONSENT OF SCHRODER WERTHEIM & CO. INCORPORATED

We hereby consent to the summarization of our fairness opinion letter and references to our firm under the caption "TERMS OF THE PROPOSED
MERGER -- Opinion of Investment Banking Firm" and to the inclusion of such letter as Annex C to the Joint Proxy Statement/Prospectus which is part of this Registration Statement on Form S-4 of Insituform Technologies, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities and Exchange Commission promulgated thereunder.

SCHRODER WERTHEIM & CO. INCORPORATED

/s/  THEODORE I. COOK
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Theodore I. Cook

New York, New York
September 15, 1995